Exhibit 107

Calculation of Filing Fee Table

SCHEDULE 14A
(Form Type)

Sio Gene Therapies, Inc.
(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to be Paid	$31,408,670.58	0.00011020	3,461.24
Fees Previously Paid	—		—
Total Transaction Valuation	$31,408,670.58
Total Fees Due for Filing			$3,461.24
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$3,461.24

(i)	Title of each class of securities to which transaction applies:

Common Stock, $0.00001 par value per share, of the Registrant (“Common Stock”)

(ii)	Aggregate number of securities to which transaction applies:

As of the close of business on January 31, 2023, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 74,782,549, which consists of (a) 73,975,196 outstanding shares of Common Stock and (b) 807,353 shares of Common Stock issuable upon the vesting of restricted stock units prior to the dissolution.

(iii)	Per unit price of other underlying value of transaction computed pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Solely for the purpose of calculating the filing fee pursuant to Exchange Act Rule 0-11(c), the underlying value of the transaction was calculated based on the product of (i) 74,782,549 shares of Common Stock (including 73,975,196 outstanding shares of Common Stock and 807,353 shares of Common Stock issuable upon the vesting of restricted stock units prior to the dissolution and (ii) multiplied by the highest estimated liquidating distribution of $0.42 per share (the “Total Consideration”). Pursuant to Exchange Act Rule 0-11(c) and Section 14(g) of the Exchange Act, the filing fee equals the product of 0.00011020 multiplied by the Total Consideration.

Table 2: Fee Offset Claims and Sources

N/A